UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: March 19, 2010

Citizens South Banking Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23971	54-2069979
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS. Employer Identification No.)

519 South New Hope Road, Gastonia, North Carolina		28054-4040
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: 704-868-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

EXPLANATORY NOTE

On March 22, 2010, Citizens South Banking Corporation (the “Company”), filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, Citizens South Bank (the “Bank”) had entered into a definitive agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) on March 19, 2010, to acquire substantially all of the assets and assume substantially all of the liabilities of Bank of Hiawassee, a Georgia state-chartered bank headquartered in Hiawassee, Georgia (the “Acquisition”). In that filing the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01.

As permitted by a request for waiver submitted to the Securities and Exchange Commission in accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), the Company has omitted certain financial information of Bank of Hiawassee required by Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On March 19, 2010, the Bank acquired certain assets and assumed certain liabilities of Bank of Hiawassee from the FDIC as receiver for Bank of Hiawassee. The acquisition was made pursuant to the terms of a purchase and assumption agreement entered into by Citizens South Bank with the FDIC on March 19, 2010. The Bank of Hiawassee was established in 1909 and operated from five locations in North Georgia—two in Hiawassee and one in Young Harris in Towns County, one in Blairsville in Union County, and one in Blue Ridge in Fannin County, Georgia. Citizens South Bank now operates from the five locations under the locally familiar registered trade names of the acquired institution, the Bank of Hiawassee • Blairsville • Blue Ridge, a Division of Citizens South Bank, in their respective North Georgia markets. The addition of the five locations brings Citizens South Bank’s total banking centers to 21 locations in the two Carolinas and Georgia.

Under the terms of the purchase and assumption agreement, Citizens South Bank acquired certain assets of Bank of Hiawassee with a fair value of approximately $343.3 million, including $183.2 million of loans, $22.3 million of investment securities, $2.2 million of Federal Home Loan Bank stock, $79.2 million of cash and cash equivalents, $1.1 million of other real estate owned, $36.3 million of FDIC loss-share receivable, $1.6 million of core deposit intangible, $15.8 million of federal funds sold and $1.5 million of other assets. Liabilities with a fair value of approximately $331.8 million were also assumed, including $292.2 million of insured and uninsured deposits, but excluding certain brokered deposits, $31.2 million of Federal Home Loan Bank advances, $7.2 million in deferred tax liability and $794,000 of other liabilities. The fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board Topic 820: Fair Value Measurements and Disclosures. The fair value amounts are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the purchase and assumption agreement provide for the FDIC to indemnify Citizens South Bank against claims with respect to liabilities of Bank of Hiawassee not assumed by Citizens South Bank and certain other types of claims listed in the purchase and assumption agreement.

In connection with the acquisition of Bank of Hiawassee, Citizens South Bank entered into loss-sharing agreements (the “shared-loss agreements”) with the FDIC that covered approximately $229.9 million of Bank of Hiawassee’s loans. Citizens South Bank will share in the losses, which begins with the first dollar of loss occurred, of the loan pools (including single-family residential mortgage loans and commercial loans) covered (“covered loans”) under the shared-loss agreements. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse Citizens South Bank for 80% of eligible losses of up to $102 million with respect to covered loans. The FDIC will reimburse Citizens South Bank for 95% of eligible losses in excess of $102 million with respect to covered loans. Citizens South Bank has a corresponding obligation to reimburse the FDIC for 80% or 95%, as applicable, of eligible recoveries with respect to covered loans. The shared-loss agreements for commercial and single-family residential mortgage loans are in effect for five years and ten years, respectively, from the March 19, 2010, acquisition date. The loss recovery provisions with respect to eligible losses of up to $102 million are in effect for eight years from the acquisition date and the loss recovery provisions with respect to eligible losses in excess of $102 million are in effect for ten years from the acquisition date.

Citizens South Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of Bank of Hiawassee as part of the purchase and assumption agreement. Citizens South Bank has the option to purchase or lease the real estate and furniture and equipment from the Federal Deposit Insurance Corporation. The term of these options is 90 days after March 19, 2010, and may be further extended by the Federal Deposit Insurance Corporation. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment are being leased from the Federal Deposit Insurance Corporation on a month-to-month basis.

Citizens South Bank paid the FDIC a premium of approximately 1.0% for the right to assume all of the deposits of Bank of Hiawassee. In addition, the FDIC transferred to Citizens South Bank all qualified financial contracts to which Bank of Hiawassee was a party and such contracts remain in full force and effect. Because this was a FDIC-assisted transaction of a failed bank, the stockholders of Bank of Hiawassee received no consideration as a result of Citizens South Bank’s acquisition of Bank of Hiawassee’s assets.

The foregoing summary of the Agreement, including the loss-share agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Current Report filed on Form 8-K on March 22, 2010 and is incorporated by reference into this Item 2.01.

ITEM 3.02	Unregistered Sales of Equity Securities

On March 17, 2010, in the Private Placement, the Company issued and sold 1,490,400 shares of its common stock at a purchase price of $4.50 per share and 8,280 shares of Series B Preferred Stock. The Private Placement was made pursuant to the Purchase Agreement and was exempt from registration under the Securities Act of 1933, as amended.

ITEM 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Discussion

As set forth in Item 2.01 above, on March 19, 2010, the Bank acquired substantially all of the assets and assumed substantially all of the liabilities of Bank of Hiawassee pursuant to the purchase and assumption agreement with the FDIC. A narrative description of the anticipated effects of the acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and related notes of the Company, which have been filed with the Securities and Exchange Commission (“the SEC”) and the audited statement of assets acquired and liabilities assumed of Bank of Hiawassee, which is included as Exhibit 99.1 to this filing.

The acquisition increased the Bank’s total assets and total liabilities, which are expected to positively affect the Bank’s operating results, to the extent that the Bank earns more from the interest earned on its assets than it pays on its liabilities. The Bank’s ability to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of Bank of Hiawassee constitutes a business acquisition as defined by Financial Accounting Standards Board Accounting Standard Codification Topic 805: “Business Combinations.” Accordingly, the assets acquired and liabilities assumed as of March 19, 2010 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. Citizens South Bank and the Federal Deposit Insurance Corporation are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by Citizens South Bank and/or the purchase price of such assets and liabilities.

Financial Condition. In the acquisition, Citizens South Bank purchased $183.2 million in loans at fair value, net of a $46.7 million discount. This amount represents approximately 25.5% of our total loans (net of the allowance for loan losses) at March 31, 2010. Other real estate acquired was $1.1 million at fair value. Approximately $11.5 million in net after-tax gain, a Federal Deposit Insurance Corporation indemnification asset of $36.3 million and a $1.6 million core deposit intangible were recorded in connection with this FDIC-assisted transaction.

Citizens South Bank acquired $79.2 million in cash and cash equivalents and $22.3 million in investment securities at fair value.

Investment Portfolio. Citizens South Bank acquired $22.3 million of investment securities at estimated fair market value in the Bank of Hiawassee acquisition. The acquired securities were predominantly U.S. Treasury securities, U.S. Government agency and U.S. Government sponsored enterprise debt securities and U.S. Government agency and U.S. Government sponsored enterprise mortgage-backed securities.

The following table present the composition of the investment securities portfolio acquired at March 19, 2010:

March 19, 2010
(In thousands)
U.S. Government agency and sponsored enterprise debt securities	$6,153
U.S. Government agency and sponsored enterprise mortgage-backed securities	11,449
Corporate debt securities	751
Municipal securities	3,956

Investment securities	$22,309

In addition, Citizens South Bank also acquired $2.2 million in Federal Home Loan Bank stock.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at March 19, 2010:

	Within One Year		After One But Within Five Years		After Five But Within 10 Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Government agency and sponsored enterprise debt securities	$—	—%	$3,147	2.08%	$3,006	1.85%	$—	—%	$6,153	1.97
U.S. Government agency and sponsored enterprise mortgage-backed securities	—	—	75	3.57	163	3.77	11,211	4.07	11,449	4.07
Corporate debt securities	250	5.75	501	6.00	—	—	—	—	751	5.92
Other securities	—	—	201	4.48	529	3.15	3,226	6.01	3,956	5.55

Total investments	$250	5.75%	$3,924	2.73%	$3,698	2.12%	$14,437	4.50%	$22,309	3.81%

Covered loans. The following table presents the balance of each major category of loans acquired in the Bank of Hiawassee acquisition as of March 19, 2010:

	March 19, 2010
	Amount	% of Loans
	(Dollars in thousands)
Real estate loans:

Residential single family	$67,158	29.21%
Residential multifamily	7,974	3.47
Commercial and industrial real estate	124,713	54.25
Construction	4,974	2.16

Total real estate loans	204,819	89.09
Other loans:
Commercial business	17,359	7.55
Other consumer	7,730	3.36

Total other loans	25,089	10.91

Total covered loans	229,908	100.00%

Total discount resulting from acquisition date fair value	(46,701)

Net Loans	$183,207

The Bank also acquired other real estate owned with a fair value of $1.1 million. Citizens South Bank refers to the loans acquired in the Bank of Hiawassee acquisition as “covered loans” as Citizens South Bank will be reimbursed by the Federal Deposit Insurance Corporation for a substantial portion of any future losses on them under the terms of the shared-loss agreements.

At the March 19, 2010, acquisition date, Citizens South Bank estimated the fair value of the Bank of Hiawassee acquisition loan portfolio at $183.2 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference.

The nonaccretable difference represents an estimate of the credit risk in the Bank of Hiawassee acquisition loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

As part of the loan portfolio fair value estimation, the Bank established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the Federal Deposit Insurance Corporation. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss-sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans under the shared-loss agreements with the Federal Deposit Insurance Corporation are reported in loans exclusive of the estimated Federal Deposit Insurance Corporation indemnification asset. The covered loans acquired in the Bank of Hiawassee acquisition transaction are and will continue to be subject to Citizens South Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the March 19, 2010, acquisition date, such deterioration will be measured through Citizens South Bank’s loss-reserving methodology, and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the Federal Deposit Insurance Corporation indemnification asset.

Based on our preliminary unaudited financial results for the first quarter of 2010, net income for the Company was $10.0 million, or $1.29 per share, compared with a loss of $30.5 million, or $4.11 per share in the fourth quarter of 2009. The first quarter earnings include a pre-tax gain of $18.7 million from the acquisition of Bank of Hiawassee.

A summary of the covered loans (excluding other real estate owned) acquired in the Bank of Hiawassee acquisition as of March 19, 2010, and the related discount is as follows:

	Credit-impaired Loans	Other Loans	Total
	(In thousands)
Real estate loans:
Residential single family	$4,821	$62,337	$67,158
Residential multifamily	4,759	3,215	7,974
Commercial and industrial real estate	15,720	108,993	124,713
Construction	1,534	3,440	4,974

Total real estate loans	26,834	177,985	204,819
Other loans:
Commercial business	2,376	14,983	17,359
Other consumer	—	7,730	7,730

Total other loans	2,376	22,713	25,089

Total loans	29,210	200,698	229,908
Total discount resulting from acquisition date fair value	13,577	33,124	46,701

Net loans	$15,633	$167,574	$183,207

Credit-impaired covered loans are those loans showing evidence of credit deterioration since origination, and it is probable, at the date of acquisition, that we will not collect all contractually required principal and interest payments. Generally, the acquired loans that meet our definition for nonaccrual status fall within the definition of credit-impaired covered loans.

The undiscounted contractual cash flows for the covered credit-impaired loans and covered other loans are $29.2 million and $200.7 million, respectively. The amounts include principal only and do not reflect accrued interest as of the date of the acquisition. The undiscounted estimated cash flows not expected to be collected for the covered credit-impaired loans and covered other loans are $12.7 million and $34.6 million, respectively.

The accretable yield on credit-impaired loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At March 19, 2010, such accretable yield was approximately $850,000. Credit-impaired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Contractual Maturity of Loan Portfolio. The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of March 19, 2010. The amounts shown in the table are unpaid balances.

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Real estate loans:
Residential single family	$24,689	$34,792	$7,677	$67,158
Residential multifamily	913	5,511	1,550	7,974
Commercial and industrial real estate	61,130	52,099	11,484	124,713
Construction	4,510	464	—	4,974

Total real estate loans	91,242	92,866	20,711	204,819
Other loans:
Commercial business	10,869	4,927	1,563	17,359
Other consumer	2,481	4,532	717	7,730

Total other loans	13,350	9,459	2,280	25,089

Total loans	$104,592	$102,325	$22,991	$229,908

Total fixed rate	$86,828	$85,726	$4,601	$177,155
Total variable rate	17,764	16,599	18,390	52,753

Total	$104,592	$102,325	$22,991	$229,908

Deposits. The Bank of Hiawassee acquisition increased the Bank’s deposits by $292.2 million at March 19, 2010. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	March 19, 2010
	Amount	Rate
	(Dollars in thousands)

Non-interest bearing	$23,341	0.00%
Interest checking	42,705	0.80
Money market	23,367	1.11
Savings	5,996	0.10
Time deposits:
Less than $100,000	98,317	2.33
$100,000 or greater	97,725	2.24
Time deposits fair value adjustment:
Less than $100,000	424
$100,000 or greater	344

Total deposits	$292,219

At March 19, 2010, scheduled maturities of time deposits were as follows:

Year of Maturity	March 19, 2010
(In thousands)

2010	$127,599
2011	46,746
2012	7,698
2013	1,905
2014 & thereafter	12,094

Total	$196,042

Borrowings. As of March 19, 2010, there was $30.0 million in principal balance of borrowings outstanding from the Federal Home Loan Bank with a fair value of $31.6 million. The borrowings are both term and callable advances and were secured by a blanket lien on eligible loans plus securities. The amount of callable advances at March 19, 2010, was $21.0 million. The maturities shown are the contractual maturities for all advances.

The following table summarizes the principal balance of Federal Home Loan Bank advances outstanding and weighted average interest rates at March 19, 2010:

Year of Maturity	Principal Balance	Rate
	(Dollars in thousands)

2010	$2,000	3.50%
2014	8,000	3.43
2015	3,500	3.80
2016	4,000	4.46
2017	5,000	3.13
2018	7,500	2.96

Total	$30,000

In the Bank of Hiawassee acquisition, the Bank assumed $291.2 million in deposits at fair value. This amount represents approximately 32.9% of our total deposits of $994.1 million at March 31, 2010. Citizens South Bank also assumed $31.2 million in Federal Home Loan Bank advances, at fair value.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. Citizens South Bank applied Financial Accounting Standards Board Accounting Standard Codification Topic 805, “Business Combinations,” which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $1.6 million, which will be amortized on an accelerated basis over an eight year period, which is its estimated economic life. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. Future amortization of this core deposit intangible asset over the estimated economic life will decrease results of operations. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction of equity capital. As such the Company expects no material impact on regulatory capital.

Operating Results and Cash Flows. The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to us for a variety of reasons, including the ability to move into new markets in Georgia, and the attractiveness of immediate core deposit growth with low cost of funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits. Based on these and other factors, including the level of Federal Deposit Insurance Corporation loss protection related to the acquired loans, we believe that this acquisition has had and will continue to have a positive impact on our earnings.

We expect that the acquisition will positively affect our operating results in the near term. We believe that the transaction will improve our net interest income, as we earn more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which our operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 310-30, “Receivables,” the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, Citizens South Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable at acquisition that the investor will be unable to collect all contractually required payments receivable. Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the estimate of the contractual principal and interest payments for all impaired loans acquired in the acquisition was $29.2 million and the estimated fair value of the loans was $15.6 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all nonimpaired loans acquired in the acquisition was $200.7 million and the estimated fair value of the loans totaled $167.6 million. The fair value of nonimpaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of Citizens South Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, Citizens South Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after we exhaust our best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that Citizens South Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a ten-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the Federal

Deposit Insurance Corporation. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the Federal Deposit Insurance Corporation may be recognized unevenly over this period, as we exhaust our collection efforts under its normal practices. In addition, Citizens South Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources. The Bank believes that its liquidity position will be improved as a result of this transaction. Citizens South Bank acquired $79.2 million in cash and cash equivalents, as well as $22.3 million of investment securities. These additions to Citizens South Bank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $292.2 million were also assumed. Of this amount, $95.4 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $196.8 million of total deposits, or 67.4%. Through March 31, 2010, we have retained substantially all of the deposits assumed.

Based on our preliminary unaudited financial results for the first quarter of 2010, net income for the Company was $10.0 million, or $1.29 per share, compared with a loss of $30.5 million, or $4.11 per share in the fourth quarter of 2009. The first quarter earnings include a pre-tax gain of $18.7 million from the acquisition of Bank of Hiawassee.

Below are Citizens South Bank’s regulatory ratios as of March 31, 2010 reflecting the Bank of Hiawassee acquisition and the sale of shares of common stock and Series B Preferred Stock in the private placement. The Bank remains “well-capitalized” after taking into consideration the results of the transaction and a private placement of common stock and preferred stock immediately prior to the acquisition:

Tier 1 leverage ratio	9.18%
Tier 1 risk based capital ratio	14.47%
Total risk based capital ratio	15.53%

Financial Statements

The following financial statements are attached hereto as exhibit 99.1 and incorporated by reference into this Item 9.01:

Audited Statement of Assets Acquired and Liabilities Assumed at March 19, 2010

Exhibits

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Statement of Assets Acquired and Liabilities Assumed at March 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CITIZENS SOUTH BANKING CORPORATION

DATE: June 4, 2010	By:	/S/ KIM S. PRICE
Kim S. Price
President and Chief Executive Officer

	By:	/S/ GARY F. HOSKINS
Gary F. Hoskins
Chief Financial Officer